Exhibit 10.17(b)

Land Compensation/Lease Agreement

Party A:	Pingdingshan Xinhua District Jiaodian Town West Wuzhuang Village Committee

Party B:	Henan Jianyida Industry Co., Ltd.

The 56 mu (approximately 9.2 acres) land facing Jiaodian Town West Wuzhuang Village, located west of a hill slope, east of Pingjia Road, north of agricultural land, and south of a hill slope, and previously owned by the village news media office, is now in use by Party B. In January 2009 Party B already paid RMB 11,200,000 to Party A as requisition payment for the land. Party A agreed to transfer the land use right to Party B, and Party B is in the process of registering the transfer. Until the date that Party B completes the registration, Party B’s requisition payment to Party A shall be deemed lease payment for the land for 50 years commencing January 2009. When Party B completes the registration, the portion of the lease payment for the then remaining lease term shall be deemed requisition payment.

The terms under this agreement are negotiated and agreed upon by Party A and Party B.

Party A: Pingdingshan Xinhua District	Party B: Henan Jianyida Industry Co., Ltd.
Jiaodian Town West Wuzhuang Village Committee	(Stamp)
(Stamp and Signature)

February 12, 2014